Exhibit (d)(11)

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LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 6, 2007 (this “Limited Guarantee”), by Fortunato N. Valenti (the “Guarantor”) in favor of The Smith & Wollensky Restaurant Group, Inc., a Delaware corporation (the “Guaranteed Party”).

1.             GUARANTEE.  To induce the Guaranteed Party to enter into that certain Amended and Restated Agreement and Plan of Merger, dated as of May 6, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, Project Grill, LLC, a Delaware limited liability company (“Parent”), and SWRG Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment when due of 17.06% (the “Guaranteed Percentage”) of the payment obligations of Parent with respect to the Parent Termination Fee, subject to the terms and limitations of the Merger Agreement (the “Obligations”), provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed an amount (the “Cap”) equal to the lesser of (i) the Guaranteed Percentage multiplied by the Parent Termination Fee or (ii) $767,579.80 (it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap).  The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee, more than the Cap, and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein.  The Guaranteed Party further acknowledges that in the event that Parent or Merger Sub has any unsatisfied Obligations, payment of the Guaranteed Percentage of such unsatisfied Obligations by Guarantor (or by any other Person, including Parent or Merger Sub, on behalf of Guarantor) shall constitute satisfaction in full of Guarantor’s obligation with respect thereto.  All payments hereunder shall be made in lawful money of the United States by wire transfer of immediately available funds to one or more accounts specified by the Guaranteed Party in writing.  Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (the “Other Guarantors”) are also entering into limited guarantees (the “Other Guarantees”) with the Guaranteed Party.  Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

Without limiting, and in furtherance of, the foregoing, the Guarantor hereby acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guarantor’s Guaranteed Percentage of the Obligations (subject to the Cap), regardless of whether action is brought against Parent, Merger Sub or the Other Guarantors or whether Parent, Merger Sub or the Other Guarantors are joined in any such action or actions.

2.             NATURE OF GUARANTEE.  The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (subject to the Cap) as if such payment had not been made.  This Limited Guarantee is an unconditional guarantee of payment and not of collection.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.  The Guarantor agrees that the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, among other things, (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, the Other Guarantors or any other Person; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any Person (whether or not such Person is interested in the transactions contemplated by the Merger Agreement), including, without limitation, the Other Guarantors; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person (whether or not such Person is interested in the transactions contemplated by the Merger Agreement), including, without limitation, the Other Guarantors; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person liable with respect to any of the Obligations (including, without limitation, the Other Guarantors); (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub, the Guaranteed Party or any other Person, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.  To the fullest extent permitted by Law the Guarantor hereby irrevocably and unconditionally expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party.  Without limiting, and in furtherance of, the foregoing, the Guarantor hereby irrevocably and unconditionally expressly waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person (whether or not such Person is interested in the transactions contemplated by the Merger Agreement), including, without limitation, the Other Guarantors, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries or Affiliates, defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee).  The Guarantor hereby acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.  The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or the Equity Financing Commitments, against the Guarantor or any Non-Recourse Party (as defined in Section 9 hereof), except for claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein) and against the Other Guarantors under the Other Guarantees.  The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and Affiliates not to institute, any proceeding or bring any other claim asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby irrevocably and unconditionally waives any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub or such other Person (including the Other Guarantors), whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent or Merger Sub or such other Person (including the Other Guarantors), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.  Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Merger Sub are relieved of any of their obligations with respect to the Parent Termination Fee, the Guarantor shall be similarly relieved of its obligations under this Limited Guarantee.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, the Parent or any other Person (including, without limitation, the Other Guarantors) liable for any Obligations prior to proceeding against the Guarantor hereunder.

5.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)           the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s certificate of incorporation, certificate of formation, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)           all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)           this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d)           the Guarantor has the financial capacity to pay and perform all of its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             NO ASSIGNMENT.  Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person without the prior written consent of the other party hereto.

7.             NOTICES.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

Fortunato N. Valenti

c/o Patina Restaurant Group, LLC

120 West 45th Street

New York, NY 10036
Attention:  Fortunato N. Valenti

Facsimile:  (212) 302-8032

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

Dornbush Shaeffer Strongin & Venaglia, LLP

747 Third Avenue

New York, NY 10017

Attention: Landey Strongin, Esq.

Facsimile:  (212) 753-7673

If to the Guaranteed Party, as provided in the Merger Agreement.

8.             CONTINUING GUARANTEE.  This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Obligations payable under the Limited Guarantee have been paid in full.  Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with Section 8.1(a) thereof or under circumstances in which Parent would not be obligated to pay the Parent Termination Fee, and (iii) 91 days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to the Parent Termination Fee if the Guaranteed Party has not presented a claim for payment of any Obligation to the Guarantor by such 91st day.

9.             NO RECOURSE.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of any of the Guarantor, Parent, Merger Sub or the Other Guarantors, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (collectively, but not including Parent, Merger Sub and the Other Guarantors, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including a claim to enforce the Equity Financing Commitments), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, Guarantor

(but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and the other limitations described herein and the Other Guarantors pursuant to and subject to the limitations set forth in the Other Guarantees.  The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.  Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including Guarantor, except as expressly set forth herein.

10.          GOVERNING LAW; JURISDICTION.  This Limited Guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed therein without regard to the conflicts of law principles thereof.  The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the Federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Limited Guarantee and of the documents referred to in this Limited Guarantee, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Limited Guarantee or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

11.          WAIVER OF JURY TRIAL.  Each party acknowledges and agrees that any controversy which may arise under this Limited Guarantee is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Limited Guarantee, or the transactions contemplated by this Limited Guarantee.  Each party hereby certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 11.

12.          COUNTERPARTS.  This Limited Guarantee may be executed in any number of counterparts (including by facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13.          NO THIRD PARTY BENEFICIARIES.  Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

14.          CONFIDENTIALITY.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger.  This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that no such written consent shall be required (and the Guarantor and its Affiliates shall be free to release such information) for disclosures to Guarantor’s and its Affiliates’ respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 14; provided, further, that the Guarantor and the Guaranteed Party may disclose the existence of this letter agreement to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger.

15.          MISCELLANEOUS.

(a)           This Limited Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties (written or oral) with respect to the subject matter hereof.  No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)           Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 8 and 9 and this Section 15(b).

(c)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d)           All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

FORTUNATO N. VALENTI

By:	/s/ Fortunato N. Valenti
Name:
Title:

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

By:	/s/ Richard Mandell
Name: Richard Mandell
Title: Chairman of the Special Committee

SCHEDULE A

Joachim B. Splichal

Alan N. Stillman

Bunker Hill Capital, L.P.

A-1